AGREEMENT

Agreement, dated July 31, 2006 by and between Euro Catalysts Capital Markets, having an address at 1 PVM, Suite 2821, Montréal, Québec H3B 4R4 (“Consultant”), and Adera Mines Limited, a Nevada corporation having an address 20710 Lassen Street,
Chatsworth, California 91311 (the "Company").

WHEREAS, the Company wishes to assure itself of the services of the Consultant, and the Consultant is willing to provide its services to the Company under the terms and conditions hereinafter provided.

  NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do covenant and agree, as follows:

  1.  Retention. The Company hereby retains Consultant to render to the Company the services described below, with respect to which the Consultant shall apply its best efforts and devote such time as shall be reasonably necessary to perform its duties hereunder and advance the interests of the Company.

2. Services. The services to be rendered by the Consultant to the Company shall consist of services rendered related to locating and providing a shell corporation to be used to acquire one hundred percent (100%) of the outstanding common stock of Chatsworth Data Corporation (“CDC”),
   3.  Compensation. In consideration of Consultant’s services hereunder, concurrent with the closing of the acquisition of CDC by a shell corporation, Company shall pay to Consultant the following: (a) $350,000 by wire transfer of immediately available funds in accordance with the wire instructions set forth in Exhibit A hereto; and (b) 1,000,000 warrants, each of which shall entitle the holder thereof to purchase one share of common stock of the Company at a purchase price of $0.30, expiring five years after the date of the Closing which shall be issued as instructed on Exhibit A hereto.

4.  Piggy-Back Registration Rights.

(a)  If at any time in the next twelve months, the Company shall determine to prepare and file with the Securities and Exchange Commission, a registration statement relating to an offering for its own account or the account of others, under the Securities Act of 1933, as amended (the “Act”), of any of its equity securities (other than a registration statement on Form S-8 or S-4 for a reorganization transaction) (the “Registration Statement”), then Company shall send Consultant written notice of such determination and if, within five (5) business days after receipt of such notice Consultant shall so request in writing, the Company shall include in such registration statement all or any part of the equity securities of the Company held by Consultant and such shares of common stock of the Company held in the quantities and by the persons listed on Exhibit B hereto (such persons shall be referred to as “former Adera holders”) included in Consultant’s request which request must include the information requested by the Company for the Selling Security Holders table for Consultant and former Adera holders (the “Registrable Securities”). The Company shall have no obligation to provide communications directly to former Adera holders; its obligation to provide notice shall be fulfilled by written notice to Consultant as provided herein.

(b)  Anything to the contrary herein notwithstanding, if the registration involves an offering by or through underwriters, then (i) Consultant and former Adera holders must sell its Registrable Securities to the underwriters selected by Company on the same terms and conditions as apply to other selling security holders; and (ii) that if, in connection with any underwritten public offering for the account of the Company the managing underwriter(s) thereof shall impose a limitation on the number of shares of common stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities as the underwriter shall permit

5. Rule 144. As long as the Consultant or any former Adera holder owns any securities of the Company, the Company covenants to use its reasonable efforts timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company hereof pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, it will prepare and furnish to the Consultant and make publicly available in accordance with Rule 144(c) promulgated under the Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as the Consultant may request, all to the extent required from time to time to enable the Consultant or any former Adera holder to sell its shares of common stock of the Company without registration under the Act within the limitation of the exemptions provided by Rule 144 promulgated under the Act, including without limitation, instructing counsel to issue a legal opinion in connection with such proposed transfer provided that the cost of such legal opinion shall be at the expenses of the Consultant or former Adera holder as applicable..

6.  Miscellaneous. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto. This Agreement may not be assigned by Consultantt, by operation of law or otherwise, without the Company’s prior written consent, and any such attempted assignment shall be null and void and of no force or effect; subject to the foregoing restriction, this Agreement will be binding on, inure to the benefit of, and be enforceable against the parties and their respective successors and assigns. A party’s failure to enforce the strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California and the federal laws of United States applicable therein, without giving effect to principles of conflicts of law. The parties hereby irrevocably consent to the in personam jurisdiction and venue of the state or federal courts located in the County of Los Angeles, California, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

THE COMPANY:

ADERA MINES LIMITED

By:  _____________________
Name:  J. STEWART ASBURY III
Title:  PRESIDENT

CONSULTANT:

EURO CATALYSTS CAPITAL MARKETS

By:  _____________________
Name:  Francis Mailhot
Title:  _____________________

Exhibit A
Warrant Recipients and Wire Instructions

Euro Catalyst Capital Markets	400,000
1 PVM, Suite 2821
Montréal, QC, Canada H3B 4R4
SS# : NA

Francis Mailhot	500,000
32 De Falaise
Blainville, QC, Canada J7B 1X6
SS# : NA

Steve Bourbonnais	100,000
118 Rue du Rhône, 4th floor
1204 Geneva, Switzerland
SS# : NA